News Release

R. Andrew Watts

October 22, 2018	Chief Financial Officer
(386) 239-5770

BROWN & BROWN, INC. ENTERS INTO AGREEMENT
TO ACQUIRE HAYS COMPANIES

(Daytona Beach) . . . J. Scott Penny, Chief Acquisitions Officer of Brown & Brown, Inc. (NYSE:BRO), and Jim Hays, on behalf of Hays Companies, today announced that Brown & Brown, Inc. (Brown & Brown) has entered into an agreement to acquire the assets of the Hays Companies insurance operations. The transaction is expected to close in November 2018, subject to certain closing conditions.

Jim Hays formed the Hays Companies in 1994. Since formation, Jim, along with Mike Egan, Bill Mershon, Steve Lerum and many others, have successfully grown Hays Companies to number 22 on Business Insurance Magazine’s list of 100 largest U.S. brokers, with annualized revenue of approximately $200 million. Headquartered in Minneapolis, Hays Companies is comprised of over 700 risk management and employee benefits professionals in 32 locations across 21 states. The Hays Companies focuses on risk management, commercial insurance, employee benefits, consulting services, specialty programs and private client services.

Hays Companies will operate as a region inside Brown & Brown Retail. The operations will continue to be led by Jim Hays, as Chief Executive Officer of the Hays Companies, and Mike Egan will continue to serve as President/COO. Following completion of the transaction, Jim will join Brown & Brown, Inc. as Vice Chairman and will serve on the board of directors, and Mike will become a Regional President of the Brown & Brown Retail Segment. Mike will continue reporting to Jim and Jim will report up to Powell Brown, Chief Executive Officer of Brown & Brown.

Powell Brown stated, “For the past several years, Jim and I have gotten to know one another both professionally and personally. It became clear to me over that time that our organizations share a common sales, service, entrepreneurial and teammate focused culture which delivers results and that joining the Hays Companies team with Brown & Brown will be mutually beneficial to our collective clients, teammates and carrier partners. We are excited to have the experience and client focused team of Hays Companies join with us under the leadership of Jim and Mike.”

Jim Hays stated, “After 24 years as an independent insurance broker, we feel the time is now to partner with an industry leader who shares our cultural values. Brown & Brown has the same client focused attitude that our clients have come to expect from the Hays Companies team. This partnership enhances our ability to provide expanded solutions for our clients and new opportunities for our employees. Because the Hays Companies name, our executive group, and our account teams will not change, we expect a smooth transition. As far as we are concerned, it is business as usual. This is a new era for Hays Companies. I am very excited about the future as a part of the Brown & Brown family.”

Brown & Brown, Inc. will provide an overview of the transaction in its third-quarter earnings release.

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance products and related services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, Brown & Brown is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. For more information on Brown & Brown, visit www.bbinsurance.com. Hays Companies’ current operations can be reviewed at www.hayscompanies.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those associated with this acquisition; the appointments of those individuals currently employed by Hays Companies to leadership positions with Brown & Brown after the transaction; and the integration of the current Hays Companies operations with Brown & Brown after the transaction. These statements are not historical facts, but instead represent only Brown & Brown’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Brown & Brown’s control. It is possible that actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to: Brown & Brown’s consummation and integration of the announced acquisition, including adequately addressing any matters analyzed in the due diligence process; Brown & Brown’s ability to retain Hays Companies’ clients following the transaction; the post-transaction performance of the operations acquired from Hays Companies combined with Brown & Brown’s operations; material adverse changes in the business and financial condition of Hays Companies, Brown & Brown, or both, and their respective clients; material adverse changes in economic conditions in the markets Brown & Brown serves and in the general economy; management’s decisions after the transaction regarding employment positions with Brown & Brown; the inability of certain individuals to fill certain positions with Brown & Brown after the transaction; changes to management’s strategy, including the future strategic decisions regarding its insurance carrier relationships and/or the products and services it offers its distribution partners; future regulatory actions and conditions in the states in which Brown & Brown conducts its business; competition from others in the insurance agency, wholesale brokerage, insurance programs and service business. Further information concerning Brown & Brown and its business, including factors that potentially could materially affect Brown & Brown’s financial results and condition, as well as its other achievements, is contained in Brown & Brown’s filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and Brown & Brown does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which Brown & Brown hereafter becomes aware.

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